Exhibit 99.1

NEWS RELEASE Dayton, OH April 26, 2005

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

TUESDAY, APRIL 26, 2005

MTC TECHNOLOGIES, INC. REPORTS QUARTERLY RECORDS FOR

REVENUE, NET INCOME AND EARNINGS PER SHARE

Record 1st Quarter Revenue Reflects 18% Organic Growth

DAYTON, OH, April 26 – MTC Technologies, Inc. (Nasdaq: MTCT), a provider of system engineering, technical and management services to the federal government, today reported results for the quarter ended March 31, 2005.

Quarterly Financial Highlights (1st quarter ‘05 compared to 1st quarter ’04):

•	Revenues increased 42.5% to $85.3 million, an increase of $25.4 million

•	Organic revenue growth was approximately 18% for the 1st quarter of 2005

•	Operating income increased 44.1% to $9.0 million, an increase of $2.7 million

•	Net income increased 36.1% to $5.2 million, an increase of $1.4 million

•	EBITDA increased 54.8% to $10.5 million, an increase of $3.7 million

•	Diluted earnings per share of $0.33 for the 1st quarter of 2005 compared to diluted earnings per share of $0.26 for the 1st quarter of 2004, a 27% increase in spite of a 1.2 million increase in average fully diluted shares outstanding primarily as a result of the Company’s follow-on stock offering in February 2004.

•	Cash flows from operating activities of $10.9 million, an increase of $11.7 million

•	Funded backlog at approximately $290 million at March 31, 2005 versus $185 million at March 31, 2004

Raj Soin, Founder and Chairman of the Board, noted, “I am gratified to see that our team has set new quarterly records for both revenue and earnings. Our guidance reflected some stretch goals and to exceed them reflects well on the efforts of the MTC team.”

Record 1st Quarter Results:

Record revenues of $85.3 million for the quarter ended March 31, 2005, reflected a 42.5% increase over the $59.9 million recorded in the same period of 2004. Organic growth of nearly 18% accounted for $10.5 million of the $25.4 million increase in revenues. Revenue from businesses acquired accounted for the remaining $14.9 million of the increase in revenue.

Gross profit of $13.8 million for the quarter ended March 31, 2005, increased 47.5% or $4.4 million over the $9.3 million recorded in the same period of 2004, primarily due to the increase in revenue. Gross profit as a percentage of revenue increased to 16.1% from 15.6% in the same period of 2004. This increase as a percentage of revenue was primarily attributable to the acquisitions made in first quarter of 2005.

Operating income for the quarter ended March 31, 2005 increased 44.1% to $9.0 million, compared to $6.2 million recorded in the quarter ended March 31, 2004. The increase primarily reflects the increased gross profit, partially offset by higher general and administrative expenses and acquisition-related intangible asset amortization.

Net income for the quarter ended March 31, 2005 was $5.2 million, a 36.1% increase over first quarter 2004 net income of $3.8 million. This increase primarily reflects the increased operating income, partially offset by the net interest expense recognized during the first quarter of 2005. EBITDA of $10.5 million was 12.3% of revenue for the quarter ended March 31, 2005, which was a 54.8% increase over the $6.8 million, or 11.4% of revenue, reported in the same period of 2004. Fully diluted earnings per share for the first quarter of 2004 were $0.33 compared to fully diluted earnings per share of $0.26 for the first quarter of 2004.

David Gutridge, Chief Executive Officer of MTC noted, “Our operations team has turned in another excellent performance with strong organic growth. For the full year 2005, we continue to anticipate strong organic growth of about 20%, led by our Air Forces Group’s System Support Division and the Operations Division of our Land Forces Group.

Company Guidance:

The Company also reiterated its guidance for 2005 as issued on February 22, 2005, and adds guidance for its second quarter of 2005. Michael Gearhardt, Chief Financial Officer, commented “The guidance for the 2nd quarter of 2005 represents total revenue growth of nearly 44% and organic revenue growth in excess of 11% when compared to the 2nd quarter of 2004. Additionally, the midpoint guidance reflects a 23.4% increase in net income and an EBITDA increase of approximately 54% over the same quarter of 2004. Combining the first quarter actual with the 2nd quarter guidance will yield first half numbers that are in line with our expectations, and we anticipate significant acceleration of organic revenue in the second half of 2005.” These numbers reflect the full year effect of the OnBoard Software, Inc. (11.5 months) and Manufacturing Technology, Inc. (10.5 months) acquisitions. The table below summarizes the guidance ranges for the second quarter of 2005 and year-end 2005.

All amounts except earnings per share in thousands

	Revenue	Net Income	Earnings per Share	Est. Avg. Share
Second Quarter 2005	$88,000-$92,000	$4,900 - $5,400	$0.31 - $0.34 – Basic $0.31 - $0.34 – Diluted	15,750 15,800

Full Year 2005	$ 400,000 -$413,000	$22,500 - $24,700	$1.43 - $1.57 – Basic $1.42 - $1.56 – Diluted	15,750 15,850

1st Quarter Earnings Conference Call:

The Company will conduct a conference call today at 10:00 a.m. EST to discuss its first quarter 2005 results. To obtain the dial-in number, please call our Director of Investor Relations at 937-252-9199. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTC, through its wholly owned subsidiaries, provides systems engineering, information technology, intelligence, and program management services to the federal government. Cited by BusinessWeek as the 11th fastest growing small company in the United States, by Forbes as 23rd of America’s 200 best small businesses, and by Washington Technology as second in revenue growth among the “Top 100” of IT Federal Prime Contractors, MTC employs nearly 2,500 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical fact, such as statements regarding MTC’s plans and financial performance, including the results from MTC’s acquisition of Manufacturing Technology, Inc. and OnBoard Software, Inc. are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions, including Manufacturing Technology, Inc. and OnBoard Software, Inc.; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	March 31, 2005	December 31, 2004
Current assets	$97,487	$114,697
Current liabilities	52,653	43,729
Working capital	44,834	70,968
Cash	—	31,015
Accounts receivable	76,745	72,541
Total bank debt	63,300	—
Stockholders’ equity	155,032	147,161
Total assets	273,611	193,811

Days Sales Outstanding (DSO’s) in accounts receivable at March 31, 2005, December 31, 2004 and March 31, 2004 were 78, 89 and 79 days, respectively. The DSOs at March 31, 2005 include OnBoard and MTI. Excluding OnBoard Software, Inc. and Manufacturing Technology, Inc. MTC’s DSOs at March 31, 2005 would have been 83 days.

Reconciliation Between Net Income and EBITDA (in thousands):

	Three months ended March 31, 2005	Three months ended March 31, 2004
Net income	$5,177	$3,805
Income tax expense	3,394	2,490
Net interest (income)/expense	385	(81)
Depreciation and amortization	1,563	583

EBITDA	$10,519	$6,797

EBITDA is equal to the sum of income before income taxes (less)/plus net interest (income)/expense, plus depreciation and amortization. The Company discloses EBITDA because a significant portion of the Company’s growth is from acquisitions, and management believes that EBITDA, which excludes intangible amortization relating to acquisitions, is a more comparable indicator of the Company’s performance from period to period and relative to its peers.

MTC Technologies, Inc.

Condensed Consolidated Statements of Income

(Dollars in Thousands Except Per Share and Share Data)

	Three months ended March 31,
	2005	2004
Revenue	$85,312	$59,868
Gross profit	13,770	9,334
General and administrative expenses	3,687	2,692
Intangible asset amortization	1,127	428
Operating income	8,956	6,214
Net interest income/(expense)	(385)	81
Income before income tax expense	8,571	6,295
Income tax expense	3,394	2,490
Net income	$5,177	$3,805

Basic and diluted earnings per share	$0.33	$0.26

Weighted average common shares outstanding:
Basic	15,707,475	14,361,947
Diluted	15,768,458	14,406,556

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.